ETF Opportunities Trust 485BPOS

Exhibit 99(i)(56)

JOHN H. LIVELY, Managing Partner

john.lively@practus.com

11300 Tomahawk Creek Pkwy., Suite 310

Leawood, KS 66211

(913) 660-0778

July 22, 2025

ETF Opportunities Trust

8730 Stony Point Parkway, Suite 205

Richmond, Virginia 23235

RE:	Opinion of Counsel regarding the Registration Statement filed on Form N-1A under the Investment Company Act of 1940, as amended (the “1940 Act”), and Securities Act of 1933, as amended (the “Securities Act”) (File Nos. 333-234544 and 811-23439)

Ladies and Gentlemen:

We have acted as counsel to ETF Opportunities Trust (the “Trust”), a statutory trust organized under the laws of the state of Delaware and registered under the 1940 Act as an open-end series management investment company.

This opinion relates to the Trust’s Registration Statement on Form N-1A (the “Registration Statement”) and is given in connection with the filing with the Securities and Exchange Commission (the “Commission”) of a post-effective amendment under the Securities Act and an amendment under the 1940 Act (collectively, the “Amendment”), each to the Registration Statement. The Amendment relates to the registration of an indefinite number of shares of beneficial interest (collectively, the “Shares”), with no par value per share, for the below listed twenty-five new series of the Trust (the “Funds”).

T-REX 2X LONG AVAV DAILY TARGET ETF	T-REX 2X LONG KTOS DAILY TARGET ETF
T-REX 2X LONG AFRM DAILY TARGET ETF	T-REX 2X LONG OKLO DAILY TARGET ETF
T-REX 2X LONG ACHR DAILY TARGET ETF	T-REX 2X LONG QUBT DAILY TARGET ETF
T-REX 2X LONG AUR DAILY TARGET ETF	T-REX 2X LONG RXRX DAILY TARGET ETF
T-REX 2X LONG AXON DAILY TARGET ETF	T-REX 2X LONG TEM DAILY TARGET ETF
T-REX 2X LONG B DAILY TARGET ETF	T-REX 2X LONG TTD DAILY TARGET ETF
T-REX 2X LONG BBAI DAILY TARGET ETF	T-REX 2X LONG UPXI DAILY TARGET ETF
T-REX 2X LONG BKNG DAILY TARGET ETF	T-REX 2X LONG UPST DAILY TARGET ETF
T-REX 2X LONG CVNA DAILY TARGET ETF	T-REX 2X LONG SOUN DAILY TARGET ETF
T-REX 2X LONG CEG DAILY TARGET ETF	T-REX 2X LONG SMLR DAILY TARGET ETF
T-REX 2X LONG DDOG DAILY TARGET ETF	T-REX 2X LONG GLXY DAILY TARGET ETF
T-REX 2X LONG WGS DAILY TARGET ETF	T-REX 2X LONG DUOL DAILY TARGET ETF
T-REX 2X LONG DNA DAILY TARGET ETF

We understand that the Amendment is being filed with the Commission pursuant to the requirements of the Securities Act and that our opinion is required to be filed as an exhibit to the Registration Statement.

In reaching the opinions set forth below, we have examined, among other things, copies of the Trust’s Certificate of Trust, Agreement and Declaration of Trust, applicable resolutions of the Board of Trustees, and originals or copies, certified or otherwise identified to our satisfaction, of such other documents, records and other instruments as we have deemed necessary or advisable for purposes of this opinion. We have also examined the prospectus and statement of additional information for the Funds, substantially in the form in which they are being filed in the Amendment (collectively, the “Prospectus”).

As to any facts or questions of fact material to the opinions set forth below, we have relied exclusively upon the aforesaid documents and upon representations and declarations of the officers or other representatives of the Trust. We have made no independent investigation whatsoever as to such factual matters.

The Prospectus provides for issuance of the Shares from time to time at the net asset value thereof. In reaching the opinions set forth below, we have assumed that upon sale of the Shares, the Trust will receive the net asset value thereof.

We have also assumed, without independent investigation or inquiry, that:

(a)	all documents submitted to us as originals are authentic; all documents submitted to us as certified or photostatic copies conform to the original documents; all signatures on all documents submitted to us for examination are genuine; and all documents and public records reviewed are accurate and complete; and

(b)	all representations, warranties, certifications and statements with respect to matters of fact and other factual information (i) made by public officers, or (ii) made by officers or representatives of the Trust are accurate, true, correct and complete in all material respects.

The Delaware Statutory Trust Act provides that shareholders of the Trust shall be entitled to the same limitation on personal liability as is extended under the Delaware General Corporation Law to stockholders of private corporations for profit. There is a remote possibility, however, that, under certain circumstances, shareholders of a Delaware statutory trust may be held personally liable for that trust’s obligations to the extent that the courts of another state which does not recognize such limited liability were to apply the laws of such state to a controversy involving such obligations. The Agreement and Declaration of Trust provides that neither the Trust nor the Trustees, nor any officer, employee or agent of the Trust shall have any power to bind personally any shareholder, or to call upon any shareholder for the payment of any sum of money or assessment whatsoever other than such as the shareholder may at any time agree to pay. Therefore, the risk of any shareholder incurring financial loss beyond such shareholder’s investment due to shareholder liability is limited to circumstances in which a Fund is unable to meet its obligations and the express limitation of shareholder liabilities is determined not to be effective.

Based on our review of the foregoing and subject to the assumptions and qualifications set forth herein, it is our opinion that, as of the date of this letter:

(a)	The Shares to be offered for sale pursuant to the Prospectus are duly and validly authorized by all necessary actions on the part of the Trust; and

(b)	The Shares, when issued and sold by the Trust for consideration pursuant to and in the manner contemplated by the Agreement and Declaration of Trust and the Prospectus, will be validly issued and fully paid and non-assessable, subject to compliance with the Securities Act, the 1940 Act, and the applicable state laws regulating the sale of securities

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We express no opinion as to any other matters other than as expressly set forth above and no other opinion is intended or may be inferred herefrom. The opinions expressed herein are given as of the date hereof and we undertake no obligation and hereby disclaim any obligation to advise you of any change after the date of this opinion pertaining to any matter referred to herein.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Counsel” in the statement of additional information for the Funds, which is included in the Registration Statement. In rendering this opinion and giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission thereunder.

Sincerely,

/s/ PRACTUS, LLP
Practus, LLP

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